UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017

VERSAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
Entry into a Material Definitive Agreement

Item 3.02
Unregistered Sales of Equity Securities

As previously disclosed, in December 2016, Versar, Inc. (the “Company”) together with certain of its domestic subsidiaries acting as guarantors entered into a First Amendment and Waiver (the “Amendment”) to its loan agreement (the “Loan Agreement”) dated as of September 30, 2015 with Bank of America, N.A. (the “Lender”). In connection with this Amendment, among other things, the Company agreed to continue to engage with a strategic financial advisor to assist with the structuring and consummation of a transaction the purpose of which would be the replacement or repayment in full of the obligations under the Loan Agreement, agreed to a timeline for the consummation of such a transaction, agreed to the payment of an amendment fee which would be due and payable on the earlier of a subsequent event of default or August 30, 2017 and agreed to the issuance of certain warrants to the Lender, which would become exercisable on the earlier of a subsequent event of default or August 30, 2017. The Lender has provided the Company with notice of certain events of default under the Loan Agreement as a result of the Company’s failure to meet the timeline for consummating the transaction noted above and under a financial covenant. As a result of these events of default, the amendment fee in the amount of $73,333.54 has become payable to the Lender, the Lender, by letter dated August 1, 2017 has terminated the automatic advance feature under the Loan Agreement, effective August 8, 2017, and on August 9, 2017, the Company issued warrants (the “Warrants”) to purchase 9.9% of the outstanding common stock of the Company to the Lender.

The Warrants were issued to the Lender in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Warrants are exercisable at an exercise price of $0.01 per share and may be exercised at any time on or after August 30, 2017 and on or prior to the earlier to occur of (i) the tenth anniversary of the issuance of the Warrants and (ii) payment in full of all outstanding obligations under the Credit Agreement.

This description of the Warrants issued to the Lender is not complete and is qualified in its entirety by the terms of the warrant agreement which is attached hereto and incorporated by reference as Exhibit 10.1.

Item 3.01
Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

By current reports on Form 8-K filed on April 12, 2017 and July 7, 2017, the Company reported that it had received letters from NYSE MKT LLC (the “Exchange”) stating that the Company was not in compliance with Section 1003(a)(i) of the Exchange Company Guide (the “Company Guide”) due to the Company’s reported stockholders’ equity of $1,068,000 as of July 1, 2016 and net losses in its fiscal years ended July 1, 2014 and July 1, 2016 and accepting the Company’s plan to regain compliance granting the Company a plan period through August 15, 2017, subject to extensions, to restore compliance.

Today, the Company is reporting that by letter dated August 11, 2017, the Exchange extended the plan period to restore compliance through September 15, 2017, subject to extensions. The staff of the Exchange will periodically review the Company for compliance with the initiatives outlined in its plan. If the Company is not in compliance with the continued listing standards by September 15, 2017, or if the Company does not make progress consistent with the plan during the plan period, the Exchange staff has indicated that it would initiate delisting proceedings as appropriate.

On August 15, 2017, the Company issued a press release stating that it had received the letter from the Exchange.

Items 9.01	Financial Statements and Exhibits
(d) Exhibits

Item 10.1	Common Stock Purchase Warrant dated August 8, 2017 by and between Versar, Inc. and Bank of America, N.A.

99.1	Press Release dated August 15, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 15, 2017	VERSAR, INC.

	By:	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel